Exhibit 2.6

Condensed Consolidated Interim Financial Statements

(In U.S. dollars)

CONSTELLATION SOFTWARE INC.

For the three and six months ended June 30, 2023 and 2022

Unaudited

CONSTELLATION SOFTWARE INC.

Condensed Consolidated Interim Statements of Financial Position

(In millions of U.S. dollars, except per share amounts. Due to rounding, numbers presented may not foot.)

Unaudited

	June 30, 2023	December 31, 2022	June 30, 2022
Assets

Current assets:
Cash	$970	$811	$676
Accounts receivable	976	892	758
Unbilled revenue	305	218	212
Inventories	56	48	45
Other assets (note 5)	459	497	512

	2,767	2,465	2,203
Non-current assets:
Property and equipment	128	128	128
Right of use assets	285	283	284
Deferred income taxes	89	159	114
Other assets (note 5)	189	172	145
Intangible assets (note 6)	5,730	4,667	4,447

	6,422	5,410	5,117

Total assets	$9,188	$7,875	$7,320

Liabilities and Shareholders’ Equity

Current liabilities:
Debt with recourse to Constellation Software Inc. (note 7)	$734	$505	$389
Debt without recourse to Constellation Software Inc. (note 8)	283	316	206
Redeemable preferred securities (note 9)	500	—	—
Accounts payable and accrued liabilities	1,084	1,082	883
Dividends payable (note 12)	21	21	21
Deferred revenue	1,867	1,484	1,555
Provisions (note 10)	11	11	10
Acquisition holdback payables	148	159	140
Lease obligations	98	96	96
Income taxes payable (note 11)	77	99	81

	4,824	3,772	3,380

Non-current liabilities:
Debt with recourse to Constellation Software Inc. (note 7)	614	567	541
Debt without recourse to Constellation Software Inc. (note 8)	795	586	746
Deferred income taxes	530	466	455
Acquisition holdback payables	104	75	62
Lease obligations	216	218	222
Other liabilities (note 5)	237	257	244

	2,496	2,169	2,269

Total liabilities	7,320	5,941	5,650

Shareholders’ equity (note 12):
Capital stock	99	99	99
Accumulated other comprehensive income (loss)	(112)	(150)	(147)
Retained earnings	1,547	1,763	1,514
Non-controlling interests (notes 1, 9 and 18)	335	221	204

	1,868	1,933	1,670

Subsequent events (notes 12 and 19)

Total liabilities and shareholders’ equity	$9,188	$7,875	$7,320

See accompanying notes to the condensed consolidated interim financial statements.

CONSTELLATION SOFTWARE INC.

Condensed Consolidated Interim Statements of Income (loss)

(In millions of U.S. dollars, except per share amounts. Due to rounding, numbers presented may not foot.)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Revenue
License	$89	$72	$170	$141
Professional services	428	340	840	610
Hardware and other	63	50	121	97
Maintenance and other recurring	1,459	1,156	2,828	2,201

	2,039	1,618	3,958	3,050
Expenses
Staff	1,112	873	2,179	1,656
Hardware	36	29	71	56
Third party license, maintenance and professional services	199	153	384	276
Occupancy	13	12	26	23
Travel, telecommunications, supplies, software and equipment	97	80	185	135
Professional fees	36	28	71	52
Other, net	29	32	67	68
Depreciation	40	35	79	67
Amortization of intangible assets (note 6)	213	168	406	314

	1,774	1,411	3,469	2,647

Foreign exchange loss (gain)	16	(42)	26	(42)
IRGA/TSS Membership liability revaluation charge (note 7)	31	29	69	56
Finance and other expense (income) (note 13)	(2)	18	(9)	15
Bargain purchase gain (note 4)	0	(0)	(1)	(1)
Impairment of intangible and other non-financial assets (note 6)	1	0	3	1
Redeemable preferred securities expense (income) (note 9)	94	—	282	—
Finance costs (note 13)	46	25	82	44

	186	30	453	74
Income (loss) before income taxes	79	177	36	328

Current income tax expense (recovery) (note 11)	114	110	217	209
Deferred income tax expense (recovery) (note 11)	(61)	(67)	(123)	(126)

Income tax expense (recovery)	53	43	93	83

Net income (loss)	26	134	(57)	245

Net income (loss) attributable to:
Common shareholders of Constellation Software Inc. (notes 1 and 18)	103	126	198	224
Non-controlling interests (notes 1 and 18)	(78)	8	(255)	21

Net income (loss)	26	134	(57)	245

Earnings per common share of Constellation Software Inc.
Basic and diluted (note 14)	$4.88	$5.94	$9.32	$10.58

See accompanying notes to the condensed consolidated interim financial statements.

CONSTELLATION SOFTWARE INC.

Condensed Consolidated Interim Statements of Comprehensive Income (Loss)

(In millions of U.S. dollars, except per share amounts. Due to rounding, numbers presented may not foot.)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Net income (loss)	$26	$134	$(57)	$245

Items that are or may be reclassified subsequently to net income (loss):

Foreign currency translation differences from foreign operations and other, net of tax	15	(96)	31	(91)

Other comprehensive income (loss), net of income tax	15	(96)	31	(91)

Total comprehensive income (loss)	$41	$38	$(26)	$154

Total other comprehensive income (loss) attributable to:
Common shareholders of Constellation Software Inc. (notes 1 and 18)	15	(85)	26	(76)
Non-controlling interests (notes 1 and 18)	0	(11)	6	(15)

Total other comprehensive income (loss)	$15	$(96)	$31	$(91)

Total comprehensive income (loss) attributable to:
Common shareholders of Constellation Software Inc. (notes 1 and 18)	118	41	223	148
Non-controlling interests (notes 1 and 18)	(77)	(3)	(249)	6

Total comprehensive income (loss)	$41	$38	$(26)	$154

See accompanying notes to the condensed consolidated interim financial statements.

CONSTELLATION SOFTWARE INC.

Condensed Consolidated Interim Statement of Changes in Equity

(In millions of U.S. dollars, except per share amounts. Due to rounding, numbers presented may not foot.)

Unaudited

Six months ended June 30, 2023
	Equity Attributable to Common Shareholders of CSI
	Capital stock	Other equity	Accumulated other comprehensive income (loss)	Retained earnings	Total	Non-controlling interests	Total equity
Balance at January 1, 2023	$99	$—	$(150)	$1,763	$1,713	221	$1,933
Total comprehensive income (loss):
Net income (loss)		—	—	198	198	(255)	(57)
Other comprehensive income (loss)
Foreign currency translation differences from foreign operations and other, net of tax		—	26	—	26	6	31

Total other comprehensive income (loss)	—	—	26	—	26	6	31

Total comprehensive income (loss)	—	—	26	198	223	(249)	(26)

Transactions with owners, recorded directly in equity
Special dividend of Lumine Subordinate Voting Shares (note 1 and 12)	—	—	12	(378)	(366)	366	—
Acquisition of non-controlling interests			—	—	—	(1)	(1)
Conversion of Lumine Special Shares to subordinate voting shares of Lumine			—	—	—	4	4
Other movements in non-controlling interests	—	—	0	6	6	(6)	0
Dividends to shareholders of the Company (note 12)	—	—	—	(42)	(42)	—	(42)

Balance at June 30, 2023	$99	$—	$(112)	$1,547	$1,533	$335	$1,868

See accompanying notes to the condensed consolidated interim financial statements.

CONSTELLATION SOFTWARE INC.

Condensed Consolidated Interim Statement of Changes in Equity

(In millions of U.S. dollars, except per share amounts. Due to rounding, numbers presented may not foot.)

Unaudited

Six months ended June 30, 2022
	Equity Attributable to Common Shareholders of CSI
	Capital stock	Other equity	Accumulated other comprehensive income (loss)	Retained earnings	Total	Non-controlling interests	Total equity
Balance at January 1, 2022	$99	$(179)	$(66)	$1,206	$1,061	$460	$1,521
Total comprehensive income (loss):
Net income (loss)	—	—	—	224	224	21	245
Other comprehensive income (loss)
Foreign currency translation differences from foreign operations and other, net of tax	—	—	(76)	—	(76)	(15)	(91)

Total other comprehensive income (loss)	—	—	(76)	—	(76)	(15)	(91)

Total comprehensive income (loss)	—	—	(76)	224	148	6	154

Transactions with owners, recorded directly in equity
Conversion of redeemable preferred securities to subordinate voting shares of Topicus.com Inc. and ordinary units of Topicus Coop and other movements	—	305	(5)	—	301	(301)	—
Non-controlling interests arising from business combinations	—				—	40	40
Other movements in non-controlling interests	—			(1)	(1)	(1)	(2)
Dividends to shareholders of the Company (note 12)	—	—	—	(42)	(42)	—	(42)
Reclassification of other equity to retained earnings	—	(127)		127	—		—

Balance at June 30, 2022	$99	$—	$(147)	$1,514	$1,466	$204	$1,670

See accompanying notes to the condensed consolidated interim financial statements.

CONSTELLATION SOFTWARE INC.

Condensed Consolidated Interim Statements of Cash Flows

(In millions of U.S. dollars, except per share amounts. Due to rounding, numbers presented may not foot.)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from (used in) operating activities:
Net income (loss)	$26	$134	$(57)	$245
Adjustments for:
Depreciation	40	35	79	67
Amortization of intangible assets	213	168	406	314
IRGA/TSS Membership liability revaluation charge	31	29	69	56
Finance and other expense (income)	(2)	18	(9)	15
Bargain purchase (gain)	0	(0)	(1)	(1)
Impairment of intangible and other non-financial assets	1	0	3	1
Redeemable preferred securities expense (income) (note 9)	94	—	282	—
Finance costs	46	25	82	44
Income tax expense (recovery)	53	43	93	83
Foreign exchange loss (gain)	16	(42)	26	(42)
Change in non-cash operating assets and liabilities exclusive of effects of business combinations (note 17)	(238)	(188)	30	(18)
Income taxes paid	(158)	(146)	(249)	(190)

Net cash flows from (used in) operating activities	123	78	755	576

Cash flows from (used in) financing activities:
Interest paid on lease obligations	(3)	(3)	(5)	(5)
Interest paid on debt	(36)	(16)	(62)	(26)
Proceeds from sale of interest rate cap	6	—	6	—
Increase (decrease) in CSI facility (note 7)	240	237	189	237
Increase (decrease) in Topicus revolving credit debt facility without recourse to CSI	49	48	38	105
Proceeds from issuance of debt facilities without recourse to CSI	75	342	254	425
Repayments of debt facilities without recourse to CSI	(42)	(6)	(128)	(13)
Other financing activities	(2)	2	1	2
Credit facility transaction costs	(1)	(2)	(3)	(3)
Payments of lease obligations	(28)	(23)	(53)	(45)
Distribution to the Joday Group (note 7)	—	—	—	(23)
Dividends paid to redeemable preferred security holders	—	—	—	(7)
Dividends paid to common shareholders of the Company	(21)	(21)	(42)	(42)

Net cash flows from (used in) in financing activities	238	559	195	605

Cash flows from (used in) investing activities:
Acquisition of businesses (note 4)	(393)	(1,000)	(845)	(1,214)
Cash obtained with acquired businesses (note 4)	48	110	93	148
Post-acquisition settlement payments, net of receipts	(61)	(26)	(133)	(59)
Purchases of investments and other assets	(16)	—	(18)	(96)
Proceeds from sales of other investments and other assets	—	—	119	3
Decrease (increase) in restricted cash	29	—	(0)	—
Interest, dividends and other proceeds received	0	3	3	4
Property and equipment purchased	(9)	(12)	(19)	(19)

Net cash flows from (used in) investing activities	(402)	(924)	(800)	(1,233)

Effect of foreign currency on cash	1	(33)	8	(35)

Increase (decrease) in cash	(40)	(321)	159	(87)

Cash, beginning of period	$1,010	$996	$811	$763

Cash, end of period	$970	$676	$970	$676

See accompanying notes to the condensed consolidated interim financial statements.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

Notes to the condensed consolidated interim financial statements

1.	Reporting entity

2.	Basis of presentation

3.	Material accounting policies

4.	Business acquisitions

5.	Other assets and other non-current liabilities

6.	Intangible assets

7.	Debt with recourse to CSI

8.	Debt without recourse to CSI

9.	Redeemable preferred securities

10.	Provisions

11.	Income taxes

12.	Capital and other components of equity

13.	Finance and other expense (income) and finance costs

14.	Earnings per share

15.	Financial instruments

16.	Contingencies

17.	Changes in non-cash operating assets and liabilities

18.	Non-controlling interests

19.	Subsequent events

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

1.	Reporting entity

Constellation Software Inc. is a company domiciled in Canada. The address of Constellation Software Inc.’s registered office is 20 Adelaide Street East, Suite 1200, Toronto, Ontario, Canada. The condensed consolidated interim financial statements of Constellation Software Inc. as at and for the three and six month period ended June 30, 2023 comprise Constellation Software Inc. and its subsidiaries (together referred to as “Constellation”, “CSI”, or the “Company”) and the Company’s interest in associates. The Company is engaged principally in the development, installation and customization of software as well as in the provisioning of related professional services and support for customers globally across over 100 diverse markets.

On February 22 and 23, 2023 (as part of a series of transactions relating to the acquisition of WideOrbit Inc. (“WideOrbit”) described further in note 4), the Company’s subsidiary, Lumine Group Inc. (“Lumine”), completed a corporate reorganization. After the reorganization was completed, the Company now owns 1 super voting share, 6 subordinate voting shares and 63,582,712 preferred shares of Lumine. Furthermore, the Company distributed 63,582,706 of the subordinate voting shares of Lumine to its common shareholders pursuant to a dividend-in-kind on February 23, 2023. The steps performed in conjunction with the reorganization consisted of the following:

•

The Company exchanged its existing common shares and preferred shares in Lumine Group (Holdings) Inc. (“Lumine Group Holdings”) for 63,582,712 subordinate voting shares (“Lumine Subordinate Voting Shares”) and 55,233,745 preferred shares (“Lumine Preferred Shares”) on February 22, 2023.

•	Lumine and Lumine Group Holdings amalgamated on February 22, 2023.

•	The Company subscribed for 8,348,967 Lumine Preferred Shares on February 22, 2023. The Lumine Preferred Shares are convertible into Lumine Subordinate Voting Shares at a rate of 1:2.4302106.

•

Lumine had 63,582,712 Lumine Subordinate Voting shares outstanding on February 22, 2023. The Company distributed 63,582,706 of the Lumine Subordinate Voting Shares to its common shareholders pursuant to a dividend-in-kind on February 23, 2023 and continues to hold 6 Lumine Subordinate Voting Shares.

The Company holds 1 super voting share of Lumine (the “Lumine Super Voting Share”). The Lumine Super Voting Share entitles CSI to that number of votes that equals 50.1% of the aggregate number of votes attached to all the outstanding Lumine Super Voting Shares, Lumine Subordinate Voting Shares and special shares of Lumine (the “Lumine Special Shares”). As a result, the Company controls Lumine and has consolidated Lumine’s financial position and results of operations. The Company reflects a non-controlling interest held by other parties in Lumine of 100% as of June 30, 2023 (December 31, 2022 – 0%).

Preferred Share Investment in Lumine

As noted above, the Company owns 63,582,712 Lumine Preferred Shares. The Lumine Preferred Shares are non- voting and under certain conditions are redeemable at the option of CSI for a redemption price of $21.74 (the “Initial Face Value”) per share. The redemption price may either be settled in cash or through the issuance of a variable number of Lumine Subordinate Voting Shares based on the terms of the Lumine Preferred Shares, or any combination thereof. The Lumine Preferred Shares are also convertible into Lumine Subordinate Voting Shares at a conversion ratio of 1:2.4302106 at any time. The Lumine Preferred Shares entitle CSI to a fixed annual cumulative dividend of 5% per annum on the Initial Face Value.

Further descriptions of the significant terms and conditions of the Lumine Preferred Shares are described below. The terms and conditions of the Lumine Preferred Shares should be read in conjunction with the terms and conditions of the Lumine Special Shares as outlined in note 9.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

Conversion

CSI is entitled to convert some or all of its Lumine Preferred Shares into Lumine Subordinate Voting Shares on the basis of 2.4302106 Lumine Subordinate Voting Shares per Lumine Preferred Share, at any time (the “Lumine Preferred Share Conversion Right”).

Upon the exercise of the Lumine Preferred Share Conversion Right, CSI will be entitled to receive all accrued but unpaid dividends accruing on the Lumine Preferred Shares to the day before the conversion date. Pursuant to the terms of the shareholders agreement entered into by Lumine, CSI, Trapeze Software ULC and the holders of the Lumine Special Shares (the “Lumine Shareholders Agreement”), the board of directors of Lumine will make a determination as to whether Lumine has sufficient cash on hand to satisfy the payment of any accrued but unpaid dividends on the Lumine Preferred Shares in cash. If the board of directors of Lumine determines that Lumine does not have sufficient cash on hand, the accrued but unpaid dividends will, subject to TSX Venture Exchange (“TSXV”) approval, be satisfied by the issuance of Lumine Subordinate Voting Shares of equal value.

Redemption at the Option of CSI

At any time prior to the Mandatory Conversion Date (as defined below), upon thirty (30) days notice to Lumine, the holders of the Lumine Preferred Shares will have the right (but not the obligation) to sell some or all of their Lumine Preferred Shares (the “Lumine Preferred Share Retraction Right”) back to Lumine. Upon exercise of the Lumine Preferred Share Retraction Right, the holders of the Lumine Preferred Shares will be entitled to receive an amount of cash equal to the Initial Face Value for each Lumine Preferred Share in respect of which the Lumine Preferred Share Retraction Right has been exercised, or Lumine Subordinate Voting Shares of equal value, or any combination thereof, in each case at the option of the holder of the Lumine Preferred Shares. Notwithstanding the foregoing, if the board of directors of Lumine determines that Lumine does not have sufficient cash on hand to make the payment in cash, the holders of Lumine Preferred Shares will, subject to TSXV approval, receive Lumine Subordinate Voting Shares on the terms described above.

Redemption at the Option of Lumine

Subject to the terms of the Lumine Shareholders Agreement, upon the later of (the “Mandatory Conversion Date”) the date which occurs 12-months after the date the trading of the Lumine Subordinate Voting Shares commences on the TSXV, and 10 business days after the first date on which the closing trading price of the Lumine Subordinate Voting Shares is equal to or greater than C$13.243656, Lumine will redeem the Lumine Preferred Shares in exchange for the issuance of 2.4302106 Lumine Subordinate Voting Shares for each Lumine Preferred Share redeemed (the “Lumine Preferred Share Mandatory Conversion”). Notwithstanding the foregoing, if holders representing at least 95% of the Lumine Preferred Shares and Lumine Special Shares approve, each holder of Lumine Preferred Shares and Lumine Special Shares will have the option to take the amount equal to the value of the Lumine Subordinate Voting Shares such holder would have otherwise received in connection with the Lumine Preferred Share Mandatory Conversion, determined on the basis of the 60 day volume weighted average trading price of the Lumine Subordinate Voting Shares, in cash. Upon the Lumine Mandatory Conversion (as defined below), the holders of the Lumine Preferred Shares and the Lumine Special Shares will also be entitled to receive all accrued but unpaid dividends accruing to the day before the redemption date. Pursuant to the terms of the Lumine Shareholders Agreement, the board of directors of Lumine will make a determination as to whether Lumine has sufficient cash on hand to satisfy the payment of any accrued but unpaid dividends on the Lumine Preferred Shares in cash. If the board of directors of Lumine determines that Lumine does not have sufficient cash on hand, the accrued but unpaid dividends will, subject to TSXV approval, be satisfied by the issuance of Lumine Subordinate Voting Shares of equal value.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

As of March 24, 2023, the closing trading price of the Lumine Subordinate Voting Shares was greater than C$13.243656. As such, the Mandatory Conversion Date for the Lumine Preferred Shares will be March 25, 2024.

2.	Basis of presentation

(a)	Statement of compliance

These condensed consolidated interim financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting (“IAS 34”) as issued by the International Accounting Standards Board (“IASB”) and using the accounting policies disclosed in Note 3 of the Company’s 2022 annual consolidated financial statements except as disclosed herein.

These condensed consolidated interim financial statements were approved and authorized for issuance by the Board of Directors of the Company on August 11, 2023.

These condensed consolidated interim financial statements should be read in conjunction with the Company’s 2022 annual consolidated financial statements.

(b)	Basis of measurement

The condensed consolidated interim financial statements have been prepared on the historical cost basis except for certain assets and liabilities initially recognized in connection with business combinations, derivative financial instruments and contingent consideration related to business acquisitions, which are measured at their estimated fair value.

(c)	Functional and presentation of currency

The condensed consolidated interim financial statements are presented in U.S. dollars, which is Constellation’s functional currency.

(d)	Use of estimates and judgements

The preparation of the condensed consolidated interim financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and reported amounts of assets, liabilities, income and expenses, consistent with those disclosed in the 2022 annual consolidated financial statements and described in these condensed consolidated interim financial statements. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Estimates are based on historical experience and other assumptions that are considered reasonable in the circumstances. The actual amount or values may vary in certain instances from the assumptions and estimates made. Changes will be recorded, with corresponding effect in profit or loss, when, and if, better information is obtained.

3.	Material accounting policies

Unless otherwise noted in the condensed consolidated interim financial statements, the material accounting policies used in preparing these condensed consolidated interim financial statements are unchanged from those disclosed in the Company’s 2022 annual consolidated financial statements and have been applied consistently to all periods presented in these condensed consolidated interim financial statements.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

The accounting policies have been applied consistently by Constellation’s subsidiaries.

4.	Business acquisitions

(a) On February 22, 2023, the Company completed the acquisition of 100% of the shares of WideOrbit Inc. (“WideOrbit”) The Company paid cash of $273 plus an estimated cash holdback payable of $10. The Company (through Lumine) also issued 10,204,294 Lumine Special Shares to the seller for an initial subscription price of $222. The total consideration resulting from acquisition of WideOrbit is $505. During the three months ended June 30, 2023, the purchase consideration was finalized for customary adjustments related to net indebtedness and transaction costs, resulting in a final holdback paid of $9 and resulting total consideration of $504.

WideOrbit is a software business that primarily operates in the advertising market for cable networks, local television stations and radio stations. The acquisition has been accounted for using the acquisition method with the results of operations included in the condensed consolidated interim financial statements for the six months ended June 30, 2023 from the date of the acquisition.

The goodwill recognized in connection with this acquisition is primarily attributable to the application of the Company’s best practices to improve the operations of the companies acquired, synergies with existing businesses of the Company, and other intangible assets that do not qualify for separate recognition including assembled workforce. Goodwill is in the amount of $3 is expected to be deductible for income tax purposes.

The gross contractual amounts of acquired receivables was $21; however, the Company has recorded an allowance of $0 as part of the acquisition accounting to reflect contractual cash flows that are not expected to be collected.

Due to the complexity of the acquisition, the Company is in the process of determining and finalizing the estimated fair value of the net assets acquired as part of the WideOrbit acquisition. The amounts determined on a provisional basis generally relate to net asset assessments and measurement of the assumed liabilities. The provisional purchase price allocations may differ from the final purchase price allocations, and these differences may be material. Revisions to the allocations will occur as additional information about the fair value of assets and liabilities becomes available.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

The impact of acquisition accounting applied on a provisional basis in connection with the acquisition of WideOrbit is as follows:

Assets acquired:
Cash	$25
Accounts receivable	21
Other current assets	21
Property and equipment	2
Right of use assets	8
Other non-current assets	8
Technology assets	157
Customer assets	344

586
Liabilities assumed:
Current liabilities	24
Deferred revenue	10
Deferred income taxes	109
Long-term lease obligations	5
Other non-current liabilities	1

150

Goodwill	68

Total consideration	$504

The acquisition of WideOrbit contributed revenue of $60 and a net loss of $5 for the six months ended June 30, 2023. If this acquisition had occurred on January 1, 2023, the Company estimates that pro-forma consolidated revenue and pro-forma consolidated net income (loss) would have been $3,985 and ($57) compared to the actual amounts reported in the condensed consolidated interim statement of income (loss) for the actual period for the six months ended June 30, 2023.

(b) During the six-month period ended June 30, 2023, the Company completed a number of additional acquisitions for aggregate cash consideration of $572 plus expected cash holdbacks payables of $105 and contingent consideration with an estimated acquisition date fair value of $40. The total consideration resulting from the additional acquisitions in the six-month period ended June 30, 2023 was $717. The contingent consideration is payable on the achievement of certain financial targets in the post-acquisition periods. The obligation for contingent consideration for acquisitions during the six-month period ended June 30, 2023 has been recorded at its estimated fair value at the various acquisition dates. The estimated fair value of the applicable contingent consideration is calculated using the estimated financial outcome and resulting expected contingent consideration to be paid and inclusion of a discount rate as appropriate. For these arrangements, which include both maximum, or capped, and unlimited contingent consideration amounts, the estimated increase to the initial consideration is not expected to exceed $91. Aggregate contingent consideration of $175 (December 31, 2022 - $157) has been reported in the condensed consolidated interim statement of financial position at its estimated fair value relating to applicable acquisitions completed in the current and prior periods. Changes made to the estimated fair value of contingent

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

consideration are included in other, net in the condensed consolidated interim statements of income (loss). Income of $11 and $11 has been recorded for the three and six months ended June 30, 2023, as a result of such changes (expense of $3 and $13 for the three and six months ended June 30, 2022).

Other than WideOrbit, no other acquisitions were deemed to be individually significant. The majority of the businesses acquired during the period were acquisitions of shares and the remainder were asset acquisitions. The cash holdbacks are generally payable over a two-year period and are adjusted, as necessary, for such items as working capital or net tangible asset assessments, as defined in the agreements, and claims under the respective representations and warranties of the purchase and sale agreements.

The additional acquisitions during the six-month period ended June 30, 2023 include software companies catering to the following markets: financial services, mining, education, insurance, construction, forestry, metals, transit, product development, field service, legal, daycare, telecommunications, hospitality, accounting, publishing, local government, public safety, oil and gas, human capital, utilities, and healthcare all of which are software businesses similar to existing businesses operated by the Company. The acquisitions have been accounted for using the acquisition method with the results of operations included in these condensed consolidated interim financial statements from the date of each acquisition.

The goodwill recognized in connection with these acquisitions is primarily attributable to the application of Constellation’s best practices to improve the operations of the companies acquired, synergies with existing businesses of Constellation, and other intangible assets that do not qualify for separate recognition including assembled workforce. Goodwill in the amount of $9 is expected to be deductible for income tax purposes.

The gross contractual amounts of acquired receivables was $68; however, the Company has recorded an allowance of $5 as part of the acquisition accounting to reflect contractual cash flows that are not expected to be collected.

Due to the complexity and timing of certain acquisitions made, the Company is in the process of determining and finalizing the estimated fair value of the net assets acquired as part of the acquisitions closed during 2023 and the last two quarters of 2022. The amounts determined on a provisional basis generally relate to net asset assessments and measurement of the assumed liabilities, including acquired contract liabilities. The provisional purchase price allocations may differ from the final purchase price allocations, and these differences may be material. Revisions to the allocations will occur as additional information about the fair value of assets and liabilities becomes available. The cash consideration associated with these provisional estimates (including individually significant acquisitions) totals $1,264.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

The aggregate impact of acquisition accounting applied in connection with the aggregate of business acquisitions that are not individually significant in the six month period ended June 30, 2023 is as follows:

Assets acquired:
Cash	$68
Accounts receivable	63
Other current assets	35
Property and equipment	8
Right of use assets	17
Other non-current assets	5
Deferred income taxes	3
Technology assets	384
Customer assets	369

952
Liabilities assumed:
Current liabilities	80
Deferred revenue	83
Deferred income taxes	141
Long-term lease obligations	13
Other non-current liabilities	5

324

Goodwill	90

Bargain purchase gain	(0)

Aggregate purchase price	718

Non-cash consideration:
Fair value of investment in affiliate in which control was acquired	(1)

Total cash consideration	$717

The 2023 additional business acquisitions did not have a material impact to either the consolidated revenue or the consolidated net income (loss) for the six months ended June 30, 2023. The materiality threshold is reviewed on a regular basis taking into account the quantitative (contribution to revenue and net income (loss)) and qualitative (size and comparability with other Constellation businesses) factors of current period acquisitions on both an individual and aggregate basis.

(c) On May 2, 2022, the Company completed an agreement with Allscripts Healthcare Solutions (“Allscripts) to acquire 100% of the net assets (including the shares of certain subsidiaries) of Allscripts’ Hospitals and Large

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

Physician Practices business segment (“Altera”). During the three months ended June 30, 2023, the purchase price allocations for Altera was finalized. The final impact of acquisition accounting applied in connection with the acquisition of Altera is as follows:

Assets acquired:
Cash	$61
Accounts receivable	122
Other current assets	90
Property and equipment	24
Right of use assets	27
Other non-current assets	30
Deferred income taxes	25
Technology assets	224
Customer assets	395

998
Liabilities assumed:
Current liabilities	101
Deferred revenue	167
Deferred income taxes	11
Long-term lease obligations	26
Other non-current liabilities	47

353

Goodwill	81

Total consideration	$727

(d) The chart below outlines the significant measurement period adjustments and adjustments to estimated holdback payables on prior year acquisitions which have been reflected on the condensed consolidated interim statement of financial position as of December 31, 2022 and June 30, 2022.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

	December 31, 2022	June 30, 2022
Current Assets:
Accounts receivable	16	(18)
Unbilled revenue	(13)	(24)
Inventories	—	(0)
Other assets	1	2

	4	(40)

Non-current Assets: Property and equipment	(0)	(1)
Right of use assets	0	(8)
Deferred income taxes	(0)	17
Other assets	(0)	(0)
Intangible assets	(11)	(69)

	(12)	(61)

Total assets	(8)	(101)

Current liabilities:
Accounts payable and accrued liabilities	2	(9)
Deferred revenue	0	(114)
Acquisition holdback payables	0	(2)
Lease obligations	—	5
Income taxes payable	2	4

	4	(117)

Non-current liabilities:
Deferred income taxes	(5)	(22)
Acquistion holdback payables	(2)	—
Lease obligations	0	(4)
Other liabilities	(5)	41

	(12)	16

Total liabilities	(8)	(101)

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

5.	Other assets and other non-current liabilities

(a)	Other assets

	June 30, 2023	December 31, 2022
Prepaid expenses and other current assets	$260	$222
Holdback receivable	5	1
Investment tax credits recoverable	49	39
Sales tax receivable	33	26
Equity securities held for trading	15	115
Other receivables	97	93

Total other current assets	$459	$497

Investment tax credits recoverable	$19	$18
Costs to obtain a contract	62	55
Non-current trade and other receivables and other assets	105	96
Equity accounted investees	3	3

Total other non-current assets	$189	$172

(b)	Other non-current liabilities

	June 30, 2023	December 31, 2022
Contingent consideration	$92	$109
Deferred revenue	95	100
Other non-current liabilities	50	48

Total other non-current liabilities	$237	$257

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

6.	Intangible Assets

	Technology Assets	Customer Assets	Backlog	Non-compete agreements	Trademarks	Goodwill	Total
Cost

Balance at January 1, 2022	$3,226	$2,356	$17	$3	$30	$614	$6,245
Acquisitions through business combinations	815	1,022	0	—	0	218	2,055
Effect of movements in foreign exchange	(105)	(81)	1	(0)	(2)	(28)	(216)

Balance at December 31, 2022	$3,936	$3,297	$17	$2	$29	$803	$8,084

Balance at January 1, 2023	$3,936	$3,297	$17	$2	$29	$803	$8,084
Acquisitions through business combinations	541	712	—	—	—	161	1,413
Effect of movements in foreign exchange and other	39	36	0	0	0	14	89

Balance at June 30, 2023	$4,516	$4,044	$17	$2	$29	$978	$9,587

Accumulated amortization and impairment losses

Balance at January 1, 2022	$1,941	$849	$17	$2	$4	$4	$2,817
Amortization for the period	394	280	0	0	2	—	676
Impairment charge	1	0	—	—	—	5	7
Effect of movements in foreign exchange	(56)	(27)	0	(0)	—	—	(83)

Balance at December 31, 2022	$2,280	$1,103	$17	$2	$6	$9	$3,416

Balance at January 1, 2023	$2,280	$1,103	$17	$2	$6	$9	$3,416
Amortization for the period	231	174	0	0	1	—	406
Impairment charge	1	2	—	—	—	0	3
Effect of movements in foreign exchange	20	11	0	0	—	—	31

Balance at June 30, 2023	$2,532	$1,290	$17	$2	$6	$9	$3,856

Carrying amounts
At January 1, 2022	$1,285	$1,507	$0	$0	$26	$610	$3,428
At December 31, 2022	$1,656	$2,193	$0	$—	$23	$795	$4,667

At January 1, 2023	$1,656	$2,193	$0	$—	$23	$795	$4,667
At June 30, 2023	$1,984	$2,754	$0	$(0)	$23	$969	$5,730

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

7.	Debt with recourse to CSI

	CSI Facility	Liability of CSI under the IRGA	Debentures	Term Loan	Total
Principal outstanding at June 30, 2023 (and, except for debentures, equal to fair value)	$511	$543	$213	$82	$1,350
Deduct: Carrying value of transaction costs included in debt balance	(1)	—	—	(0)	(2)

Carrying value at June 30, 2023	510	543	213	82	1,348

Current portion	510	224	—	—	734
Non-current portion	—	320	213	82	614

CSI Facility

On November 5, 2021, Constellation completed an amendment and restatement of its revolving credit facility agreement (the “CSI Facility”), with a syndicate of Canadian chartered banks and U.S. banks in the amount of $700, extending its maturity date to November 2026. In March 2023, the total amount on the revolver was increased from $700 to $840. The CSI Facility bears a variable interest rate with no fixed repayments required over the term to maturity. Interest rates are calculated at standard U.S. and Canadian reference rates plus interest rate spreads based on a leverage table. The CSI Facility is collateralized by the majority of the Company’s assets including the assets of certain material subsidiaries. The CSI Facility contains standard events of default which if not remedied within a cure period would trigger the repayment of any outstanding balance. As at June 30, 2023, $511 (December 31, 2022 – $322) had been drawn from this credit facility, and letters of credit totaling $12 (December 31, 2022 - $12) were issued, which limits the borrowing capacity on a dollar-for-dollar basis. Transaction costs associated with the CSI Facility are being amortized through profit or loss using the effective interest rate method. As at June 30, 2023, the carrying amount of such costs is $1 (December 31, 2022 - $1).

Liability of CSI under the terms of the IRGA/TSS Members Agreement

On December 23, 2014, in accordance with the terms of the purchase and sale agreement for the initial acquisition of Total Specific Solutions (“TSS”) by CSI, and on the basis of the term sheets attached thereto, Constellation and the Joday Group, among others, entered into a Members Agreement (the “TSS Members Agreement”) pursuant to which the Joday Group acquired 33.29% of the voting interests in Constellation Software Netherlands Holding Coöperatief U.A. (which was renamed to Topicus.com Coöperatief U.A., (“Topicus Coop)), a subsidiary of Constellation and the indirect owner of 100% of TSS at the time of the acquisition. Total proceeds from this transaction was EUR 39.

On January 5, 2021, the TSS Members Agreement was terminated in conjunction with the acquisition of Topicus.com B.V., the reorganization of Topicus Coop and the execution of the Investors Rights and Governance Agreement (“IRGA”). The IRGA was established to create certain contractual obligations of the parties in respect of the governance of Topicus and Topicus Coop. The Joday Group’s interest in Topicus Coop comprises 39,331,284 Topicus Coop Ordinary Units resulting in an interest of 30.29% in Topicus Coop. The IRGA provides for transfer restrictions in respect of the Topicus Coop Units.

Any time after January 5, 2021, any member of the Joday Group has the right, at their option, to sell any number of its Topicus Coop Units to CSI at a cash price per Topicus Coop Unit determined in accordance with the IRGA. Upon

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

the exercise of such option by a member of the Joday Group, CSI will be obligated to purchase 33.33% of such Topicus Coop Units within 30 days, and an additional 33.33% on each of the first and the second anniversary of such initial purchase. Notwithstanding the foregoing, CSI can offer Topicus the right to purchase such Topicus Coop Units in lieu of CSI.

In the event of a change of control of CSI, any member of the Joday Group has the right, at their option, to sell all of its Topicus Coop Units to CSI at a cash price per Topicus Coop Unit determined in accordance with the IRGA. Upon the exercise of such option by a member of the Joday Group, CSI will be obligated to purchase all such Topicus Coop Units. Notwithstanding the foregoing, CSI can offer Topicus the right to purchase such Topicus Coop Units in lieu of CSI.

If CSI reduces its economic interest in Topicus by a sale or transfer of its economic interest (and not due to any additional issuance of any shares or equity by Topicus) by more than one-third (calculated on a fully converted basis in accordance with the IRGA), any member of the Joday Group has the right, at their option, to sell to CSI one-third of its Topicus Coop Units at a cash price per Topicus Coop Unit determined in accordance with the IRGA. Upon the exercise of such put option by a member of the Joday Group, CSI will be obligated to purchase all such put Topicus Coop Units. Notwithstanding the foregoing, CSI can offer Topicus the right to purchase such Topicus Coop Units in lieu of CSI. Any member of the Joday Group has a similar right to sell one-half or all of its remaining Topicus Coop Units, respectively, at its option, if CSI further reduces its remaining fully-diluted economic interest in Topicus by a sale or transfer of its economic interest by one-half and again if CSI sells its entire remaining economic interest in Topicus.

All of the Topicus Coop Ordinary Units held by the Joday Group and Ijssel B.V. (collectively, the “Topicus Coop Exchangeable Units”) are exchangeable, directly or indirectly, for Topicus Subordinate Voting Shares. All of the above rights of members of the Joday Group apply to any Topicus Subordinate Voting Shares issued on an exchange of Topicus Coop Exchangeable Units.

At any time after December 31, 2023, CSI has the right, at its option, to buy all of the Topicus Coop Units and shares of Topicus held by certain members of the Joday Group (excluding Joday) at a cash price per Topicus Coop Unit (or share of Topicus, as applicable) determined in accordance with the IRGA. After December 31, 2043, CSI has the same right to buy all of the Topicus Coop Units and shares of Topicus held by the remaining members of the Joday Group, including Joday.

In addition, if certain individuals affiliated with Joday are terminated from their employment with Topicus Coop or an affiliate thereof for urgent cause (as defined in the Dutch Civil Code), CSI has the right, at its option, to buy all of Topicus Coop Units held by such individuals at a cash price per Topicus Coop Unit determined in accordance with the IRGA.

The Company has continued to classify the above obligations of CSI under the terms of the IRGA as a liability. The main valuation driver in such calculation is the maintenance and other recurring revenue of Topicus. Maintenance and recurring revenue of Topicus for the trailing twelve months on a pro-forma basis determined at the end of the current reporting period was used as the basis for valuing the interests at each redemption date. Any increase or decrease in the value of such liability is recorded as an expense or income in the condensed consolidated interim statements of income (loss) for the period.

During the periods ended June 30, 2023 and December 31, 2022, no options were exercised. During the year December 31, 2022, a distribution in the amount of $23 was paid to the Joday Group.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

Debentures

On October 1, 2014 and November 19, 2014, the Company issued debentures with a total principal value of C$96 for total proceeds of C$91. On September 30, 2015, the Company issued another tranche of debentures (collectively with the 2014 issuances called the “Debentures”) with a total principal value of C$186 for total proceeds of C$214.

The Debentures have a maturity date of March 31, 2040 (the “Maturity Date”). The interest rate from and including:

•	March 31, 2020 but excluding March 31, 2021 was 8.4%

•	March 31, 2021 but excluding March 31, 2022 was 7.2%

•	March 31, 2022 but excluding March 31, 2023 was 9.9%

•	March 31, 2023 but excluding March 31, 2024 is 13.3%

Subsequent from and including March 31, 2024 to but excluding the Maturity Date, the interest rate applicable to the Debentures will be reset on an annual basis on March 31 of each year, at a rate equal to the annual average percentage change in the All-items Consumer Price Index during the 12-month period ending on December 31 in the prior year (which amount may be positive or negative) plus 6.5%. Notwithstanding the foregoing, the interest rate applicable to the debentures will not be less than 0%. The Company may, subject to certain approvals, elect the Payment in Kind election (“PIK Election”), in lieu of paying interest in cash, to satisfy all or any portion of its interest obligation payable on an interest payment date by issuing to each Debenture holder PIK Debentures equal to the amount of the interest obligation to be satisfied. The PIK Debentures will have the same terms and conditions as the Debentures and will form part of the principal amount of the Debentures. If, on any interest payment date, the Company fails to pay the amount of interest owing on the Debentures in full in cash, the Company will not (A) declare or pay dividends of any kind on the Common Shares, nor (B) participate in any share buyback or redemption involving the Common Shares, until the date on which the Company pays such interest (or the unpaid portion thereof) in cash to holders of the Debentures; however, where the Company has issued PIK Debentures in respect of all or a portion of the amount of interest owing on the Debentures on an interest payment date, the Company may resume declaring or paying dividends of any kind on the Common Shares and participating in any share buyback or redemption involving the Common Shares beginning on the next earlier of (i) the interest payment date of which the Company pays the amount of interest owing on the Debentures in full in cash and (ii) the date on which the Company repays all amounts owing under the PIK Debenture. All payments in respect of the Debentures will be subordinated in right of payment to the prior payment in full of all senior indebtedness of the Company.

The Debentures will be redeemable in certain circumstances at the option of the Company or the holder. During the period beginning on March 16 and ending on March 31 of each year, the Company will have the right, at its option, to give notice to holders of Debentures of its intention to redeem the Debentures, in whole or in part, on March 31 in the year that is five years following the year in which notice is given, at a price equal to the principal amount thereof plus accrued and unpaid interest up to but excluding the date fixed for redemption. During the period beginning on March 1 and ending on March 15 of each year, holders of Debentures will also have the right, at their option, to give notice to the Company of their intention to require the Company to repurchase (or to “put”) the Debentures, in whole or in part, on March 31 in the year that is five years following the year in which notice is given, at a price equal to the principal amount thereof plus accrued and unpaid interest up to but excluding the date fixed for repurchase.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

During the periods ended June 30, 2023 and December 31, 2022, no notices for redemption of the Debentures were received or given by the Company.

The fair value of the debentures as at June 30, 2023 was $300 (December 31, 2022 - $287).

Term Loan

One of CSI’s subsidiaries has entered into a GBP 65 term debt facility with a financial institution for which CSI has guaranteed the debt. The facility bears a fixed rate of interest. The term loan contains events of default that, if not remedied, allow the loan note holder to require repayment of the loan principal and interest. The loan is due in 2028.

8.	Debt without recourse to CSI

Certain of CSI’s subsidiaries have entered into term debt facilities and revolving credit facilities with various financial institutions. CSI does not guarantee the debt of these subsidiaries, nor are there any cross-guarantees between subsidiaries. The credit facilities are collateralized by substantially all of the assets of the borrowing entity and its subsidiaries. The credit facilities typically bear interest at a rate calculated using an interest rate index plus a margin. The financing arrangements for each subsidiary typically contain certain restrictive covenants, which may include limitations or prohibitions on additional indebtedness, payment of cash dividends, redemption of capital, capital spending, making of acquisitions and sales of assets. In addition, certain financial covenants must be met by those subsidiaries that have outstanding debt.

During 2022, the Company breached its debt covenants associated with 1 Term loan in its subsidiaries which was unresolved as of March 31, 2023. The aggregate value of the loan at March 31, 2023 was $7 and this loan was repaid during the three months ended June 30, 2023.

Debt without recourse to CSI comprises the following:

	Topicus Revolving Credit Facility	Debt Facilities	Total
Principal outstanding at June 30, 2023 (and equal to fair value)	180	$910	1,090
Deduct: Carrying value of transaction costs included in debt balance	(3)	(9)	(12)

Carrying value at June 30, 2023	177	901	1,078

Current portion	177	106	283
Non-current portion	—	795	795

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

The annual minimum repayment requirements for the debt facilities without recourse to CSI (excluding the Topicus Revolving Credit Facility) are as follows:

Year	Debt Facilities
2023	37
2024	42
2025	190
2026	124
2027	278
2028	229
2029	10
2030	—

910

9.	Redeemable Preferred Securities

In conjunction with the acquisition of WideOrbit, Lumine issued 10,204,294 Lumine Special Shares to the sellers of WideOrbit for an initial subscription price of approximately $222 which was included in the purchase consideration. Under certain conditions, the Lumine Special Shares are retractable at the option of the holder for a retraction price of the Initial Face Value per Lumine Special Share plus one Lumine Subordinate Voting share for each Lumine Special Share held and has been classified as a liability on the balance sheet of the Company. The Lumine Special Shares are also convertible into Lumine Subordinate Voting shares at a conversion ratio of 1:3.4302106 at any time. The holders of the Lumine Special Shares are also entitled to a fixed annual cumulative dividend of 5% per annum.

The fair value of the Lumine Special Shares owned by the sellers of WideOrbit at issuance was $222 and has been classified as a liability. The Company has determined that the conversion option associated with the Lumine Special Shares does not result in a fixed amount of cash being exchanged for a fixed amount of units (i.e. the conversion option does not meet the “fixed for fixed” requirement). As a result, the Lumine Special Shares have been recorded at fair value at the end of each reporting period. The change in fair value of the Lumine Special Shares is recorded as a redeemable preferred securities expense (income) in the condensed consolidated interim statements of income (loss).

Further descriptions of the significant terms and conditions of the Lumine Special Shares are described below. The terms and conditions of the Lumine Special Shares should be read in conjunction with the terms and conditions of the Lumine Preferred Shares held by CSI (note 1).

Dividends

Holders of the Lumine Special Shares are entitled to receive fixed preferential cumulative dividends at the rate of 5% per annum on the Initial Face Value. No dividend will at any time be declared or paid on the Lumine Subordinate Voting Shares or the Lumine Super Voting Share, or on any other shares ranking junior to the Special Shares, unless and until the accrued preferential cumulative dividends on all of the Lumine Preferred Shares and Lumine Special Shares outstanding have been declared and paid. In addition, no dividends will be paid on the Lumine Subordinate Voting Shares or the Lumine Super Voting Share for an amount that would cause Lumine to not have sufficient net assets to effect the redemption of the Lumine Preferred Shares and Lumine Special Shares on a Mandatory Conversion (as defined below). In addition to the foregoing, the holders of the Lumine Special Shares

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

are entitled to receive dividends on a pari passu, share for share, basis at such times and in such amounts as Lumine’s board of directors may from time to time determine to declare dividends on the Lumine Subordinate Voting Shares, without preference or distinction between the Lumine Subordinate Voting Shares and the Lumine Special Shares, subject to the foregoing preferential rights of the holders of the Lumine Preferred Shares and the Lumine Special Shares.

Conversion

Holders of the Lumine Special Shares are entitled to convert some or all of their Lumine Special Shares into Lumine Subordinate Voting Shares on the basis of 3.4302106 Lumine Subordinate Voting Shares per Lumine Special Share, at any time (the “Lumine Special Share Conversion Right”).

Upon the exercise of the Lumine Special Share Conversion Right, the holders of the Lumine Special Shares, will be entitled to receive all accrued but unpaid dividends accruing to the day before the conversion date. Pursuant to the terms of the Lumine Shareholders Agreement, the board of directors of Lumine will make a determination as to whether Lumine has sufficient cash on hand to satisfy the payment of any accrued but unpaid dividends on the Special Shares, as applicable, in cash. If the board of directors of Lumine determines that Lumine does not have sufficient cash on hand to make the applicable payments, the accrued but unpaid dividends will, subject to TSXV approval, be satisfied by the issuance of Lumine Subordinate Voting Shares of equal value.

Redemption at the Option of the Holder

At any time prior to the Mandatory Conversion Date, upon thirty (30) days notice to Lumine, the holders of the Lumine Special Shares will have the right (but not the obligation) to sell some or all of their Lumine Special Shares (the “Lumine Special Share Retraction Right”), provided that the exercise of the Lumine Special Share Retraction Right (including the manner of exercise) must first be approved by the holders of a majority of the Lumine Special Shares, in their sole discretion. Upon exercise of the Lumine Special Share Retraction Right, the holders of the Lumine Special Shares will be entitled to receive (i) one Lumine Subordinate Voting Share for each Lumine Special Share in respect of which the Lumine Special Share Retraction Right has been exercised, and (ii) an amount of cash equal to the Initial Face Value for each Lumine Special Share in respect of which the Lumine Special Share Retraction Right has been exercised, or Lumine Subordinate Voting Shares of equal value, or any combination thereof, in each case at the option of the holder of the Lumine Special Shares. Notwithstanding the foregoing, if the board of directors of Lumine determines that Lumine does not have sufficient cash on hand to make the payment in cash, the holders of Lumine Special Shares will, subject to TSXV approval, receive Lumine Subordinate Voting Shares on the terms described above.

Upon the exercise of the Lumine Special Share Retraction Right, the holders of the Lumine Special Shares will also be entitled to receive all accrued but unpaid dividends accruing on the Lumine Special Shares in respect of which the Lumine Special Share Retraction Right has been exercised, to the day before the redemption date. The board of directors of Lumine will make a determination as to whether Lumine has sufficient cash on hand to satisfy the payment of any accrued but unpaid dividends on the Lumine Special Shares in cash. If the board of directors of Lumine determines that Lumine does not have sufficient cash on hand to make the applicable payments, the accrued but unpaid dividends will, subject to TSXV approval, be satisfied by the issuance of Lumine Subordinate Voting Shares of equal value.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

Redemption at the Option of Lumine

Subject to the terms of the Lumine Shareholders Agreement, upon the Mandatory Conversion Date, Lumine will redeem the Lumine Special Shares in exchange for the issuance of 3.4302106 Lumine Subordinate Voting Shares for each Lumine Special Share redeemed (the “Lumine Special Share Mandatory Conversion” and, together with the Lumine Preferred Share Mandatory Conversion, the “Lumine Mandatory Conversion”). Notwithstanding the foregoing, if holders representing at least 95% of the Lumine Preferred Shares and Lumine Special Shares approve, each holder of Lumine Preferred Shares and Lumine Special Shares will have the option to take the amount equal to the value of the Lumine Subordinate Voting Shares such holder would have otherwise received in connection with the Lumine Mandatory Conversion, determined on the basis of the 60 day volume weighted average trading price of the Lumine Subordinate Voting Shares, in cash.

Upon the Lumine Mandatory Conversion, the holders of the Lumine Special Shares will also be entitled to receive all accrued but unpaid dividends accruing to the day before the redemption date. Pursuant to the terms of the Lumine Shareholders Agreement, the board of directors of Lumine will make a determination as to whether Lumine has sufficient cash on hand to satisfy the payment of any accrued but unpaid dividends on the Lumine Special Shares in cash. If the board of directors of the Lumine determines that Lumine does not have sufficient cash on hand, the accrued but unpaid dividends will, subject to TSXV approval, be satisfied by the issuance of Lumine Subordinate Voting Shares of equal value.

As of March 24, 2023, the closing trading price of the Lumine Subordinate Voting Shares was greater than C$13.243656. As such, the Mandatory Conversion Date for the Lumine Special Shares will be March 25, 2024.

10.	Provisions

At January 1, 2023	$21
Reversal	(1)
Provisions recorded during the period	4
Provisions used during the period	(4)
Effect of movements in foreign exchange and other	0

At June 30, 2023	$20

Provisions classified as current liabilities	11
Provisions classified as other non-current liabilities	9

The provisions balance is comprised of various individual provisions for onerous contracts and other estimated liabilities of the Company of uncertain timing or amount.

11.	Income taxes

Income tax expense is recognized based on management’s best estimate of the actual income tax rate for the interim period applied to the pre-tax income of the interim period for each entity in the consolidated group. As a result of foreign exchange fluctuations, acquisitions and ongoing changes due to intercompany transactions amongst entities operating in different jurisdictions, the Company has determined that a reasonable estimate of a weighted average annual tax rate cannot be determined on a consolidated basis. The Company’s consolidated

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

effective tax rate in respect of continuing operations for the three and six months ended June 30, 2023 was 67% and 258% (24% and 25% for the three and six months ended June 30, 2022). The 2023 effective tax rate was impacted by the redeemable preferred securities expense, which is not deductible for tax purposes.

Constellation is subject to tax audits in the countries in which the Company does business globally. These tax audits could result in additional tax expense in future periods relating to historical filings. Reviews by tax authorities generally focus on, but are not limited to, the validity of the Company’s intercompany transactions, including financing and transfer pricing policies which generally involve subjective areas of taxation and a significant degree of judgment. If any of these tax authorities are successful with their challenges, the Company’s income tax expense may be adversely affected and Constellation could also be subject to interest and penalty charges.

12.	Capital and other components of equity

	Common Shares
	Number	Amount
June 30, 2023	21,191,530	$99
December 31, 2022	21,191,530	$99

Dividends and other distributions to shareholders

During the three months ended March 31, 2023, the Company declared a $1.00 per share dividend to all common shareholders of record at close of business on April 6, 2023. The dividend declared in the quarter ended March 31, 2023 representing $21 was paid and settled on April 14, 2023. During the three months ended June 30, 2023, the Company declared a $1.00 per share dividend to all common shareholders of record at close of business on June 20, 2023. The dividend declared in the quarter ended June 30, 2023 representing $21 was paid and settled on July 11, 2023.

The dividend declared in the quarter ended December 31, 2022 representing $21 was paid and settled on January 11, 2023.

On February 6, 2023, the Company declared a special dividend pursuant to which all common shareholders of record on February 16, 2023 of the Company were entitled to receive, by way of a dividend-in-kind, 3.0003833 Lumine Subordinate Voting Shares for each Constellation Software Inc. share held. The dividend was distributed on February 23, 2023.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

13.	Finance and other expense (income) and finance costs

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Interest income on cash	$(0)	$(0)	$(1)	$(0)
(Increase) decrease in the fair value of equity securities held for trading	(1)	23	(5)	25
Share in net (income) loss of equity investee	0	0	0	0
Finance and other income	(1)	(6)	(4)	(9)

Finance and other expense (income)	$(2)	$18	$(9)	$15

Interest expense on debt and debentures	$37	$17	$64	$29
Interest expense on lease obligations	3	2	5	5
Amortization of debt related transaction costs	1	1	2	1
Other finance costs	5	4	11	8

Finance costs	$46	$25	$82	$44

14.	Earnings per share

Basic and diluted earnings per share

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Numerator:
Net income (loss) attributable to common shareholders of CSI	$103	$126	$198	$224

Denominator:
Basic and diluted shares outstanding	21,191,530	21,191,530	21,191,530	21,191,530

Earnings per share
Basic and diluted	$4.88	$5.94	$9.32	$10.58

15. Financial instruments

Fair values versus carrying amounts

The carrying values of cash, accounts receivable, accounts payable, accrued liabilities, dividends payable, the majority of acquisition holdbacks, and the CSI Facility, approximate their fair values due to the short-term nature of these instruments. The carrying value of the debt without recourse to CSI approximate their fair values as the debt is subject to market interest rates. The carrying value of the IRGA liability and the Term Loan with recourse to CSI approximates fair value.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

Fair value hierarchy

The table below analyzes financial instruments carried at fair value, by valuation method.

•	level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	level 2 inputs are inputs other than quoted prices included in level 1 that are observable for the asset or liability either directly (i.e. prices) or indirectly (i.e. derived from prices); and

•	level 3 inputs are inputs for the asset or liability that are not based on observable market data (i.e. unobservable inputs).

In the table below, the Company has segregated all financial assets and liabilities that are measured at fair value into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date.

Financial assets and financial liabilities measured at fair value as at June 30, 2023 and December 31, 2022 in the condensed consolidated interim financial statements are summarized below. The Company has no additional financial liabilities measured at fair value after initial recognition other than those recognized in connection with business combinations and the redeemable preferred securities.

	June 30, 2023				December 31, 2022
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Equity securities held for trading	$15	$—	$—	$15	$115	$—	$—	$115

	15	—	—	15	115	—	—	115

Liabilities:
Redeemable preferred securities	$—	$—	$500	$500	$—	$—	$—	$—
Contingent consideration	—	—	175	175	—	—	157	157

	—	—	675	675	—	—	157	157

There were no transfers of fair value measurement between level 1, 2 and 3 of the fair value hierarchy in the periods ended June 30, 2023 and December 31, 2022.

The following tables shows a reconciliation from the beginning balances to the ending balances for fair value measurements in level 3 of the fair value hierarchy.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

Contingent Consideration

Balance at January 1, 2023	$157
Increase from business acquisitions	40
Cash payments	(23)
Charges (recoveries) through profit or loss	(7)
Foreign exchange and other movements	8

Balance at June 30, 2023	175

Contingent consideration classified as current liabilities	83
Contingent consideration classified as other non-current liabilities	92

Estimates of the fair value of contingent consideration are performed by the Company on a quarterly basis. Key unobservable inputs include revenue/profitability growth rates and the discount rates applied (8% to 11%). The estimated fair value increases as the annual revenue/profitability growth rate increases and as the discount rate decreases and vice versa.

Redeemable Preferred Securities

Balance at January 1, 2023	$—
Issuance of Lumine Special Shares in conjunction with business acquistions	222
Redeemable preferred securities expense (income)	282
Conversions to subordinate voting shares of Lumine	(4)
Payments and other movements	(0)

Balance at June 30, 2023	500

Estimates of the fair value of the Redeemable Preferred Securities are performed by the Company on a quarterly basis. Key unobservable inputs include expected volatility and credit spread of the Lumine Special Shares. The estimated fair value increases as the expected volatility increases. The estimated fair value decreases as the credit spread increases. The key observable input is the subordinated voting share price of Lumine. As the Lumine subordinate voting share price increases, the fair value of the Redeemable Preferred Securities increases.

16. Contingencies

In the normal course of operations, the Company is subject to litigation and claims from time to time. The Company may also be subject to lawsuits, investigations and other claims, including environmental, labour, income and sales tax, product, customer disputes and other matters. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not always possible to estimate the extent of potential costs, if any, management believes that the ultimate resolution of such contingencies will not have a material adverse impact on the results of operations, financial position or liquidity of the Company.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

17.	Changes in non-cash operating assets and liabilities

	Three months ended June,		Six months ended June,
	2023	2022	2023	2022
Decrease (increase) in current accounts receivable	$79	$25	$(7)	$(13)
Decrease (increase) in current unbilled revenue	(32)	(12)	(64)	(32)
Decrease (increase) in other current assets	(8)	(47)	(21)	(71)
Decrease (increase) in inventories	(2)	(5)	(3)	(8)
Decrease (increase) in other non-current assets	(10)	(5)	(8)	(9)
Increase (decrease) in other non-current liabilities	(29)	(5)	(63)	5
Increase (decrease) in current accounts payable and accrued liabilities, excluding holdbacks from acquisitions	(71)	18	(79)	(84)
Increase (decrease) in current deferred revenue	(167)	(155)	276	196
Increase (decrease) in current provisions	2	(3)	(0)	(2)

Change in non-cash operating working capital	$(238)	$(188)	$30	$(18)

18.	Non-controlling interests

Topicus:

CSI has non-controlling interests associated with Topicus, a company whose operations are based in the Netherlands. Constellation’s equity interest in Topicus is 60.65% (39.35% being non-controlling interest). On May 16, 2022, Topicus also acquired a controlling interest of 72.68% in Sygnity S.A. (“Sygnity”), a company based in Poland. The remaining 27.32% represents non-controlling interest.

Adapt IT:

On January 3, 2022, the Company acquired a controlling interest in Adapt IT Holdings Limited (“Adapt IT”), a company based in South Africa. The Company has an interest of 67.21% in Adapt IT (the remaining 32.79% represents non-controlling interest).

Lumine:

Prior to February 23, 2023, the Company reflected a 100% ownership interest in Lumine. However, as outlined in Note 1 to the condensed consolidated interim financial statements, Constellation’s common equity interest in Lumine was reduced from 100% to 0% (100% being non-controlling interest) in 2023.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

The following tables summarize the information relating to the Company’s non-controlling interests in Topicus, Adapt IT and Lumine before and after intercompany eliminations:

	As at June 30, 2023
	Topicus Coop	Adapt-IT	Lumine
Non-controlling interest	39.35%	32.79%	100.00%

Current assets	447	36	305
Non-current assets	1,132	79	816

Total assets	1,578	115	1,120

Current liabilities	714	30	2,985
Non-current liabilities	305	29	298

Total liabilities	1,019	59	3,282

Less: Non-controlling interest of subsidaries, including interests held by CSI	49	—	—

Net assets after allocation of non-controlling interests (including interests held by CSI)	510	56	(2,162)

Inter-group eliminations	11	—	2,254

Total	521	56	92

Net assets allocated to the non-controlling interests of subsidiary	205	18	92
Add: Non-controlling interest of subsidaries not owned by CSI	19	—	—

Total non-controlling interest	224	18	92

	Three months ended June 30, 2023
	Topicus Coop	Adapt-IT	Lumine
Revenue	296	23	130

Expenses	263	23	120
Redeemable preferred securities expense (income)	—	—	497

Income (loss) before income taxes	33	0	(486)

Income tax expense	9	0	3

Net income (loss) prior to non-controlling interest allocation	24	(0)	(490)

Less: Non-controlling interest of subsidaries, including interests held by CSI	(0)	—	—

Net income (loss) after allocation of non-controlling interest	24	(0)	(490)

Inter-group eliminations	(1)	—	403

Total	23	(0)	(87)

Net income (loss) attributable to non-controlling interests	9	(0)	(87)
Add: Non-controlling interest of subsidaries not owned by CSI	(0)	—	—

Total non-controlling interest	9	(0)	(87)

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

	Six months ended June 30, 2023
	Topicus Coop	Adapt-IT	Lumine
Revenue	580	50	225

Expenses	514	48	210
Redeemable preferred securities expense (income)	—	—	1,151

Income (loss) before income taxes	66	2	(1,136)

Income tax expense	18	0	5

Net income (loss) prior to non-controlling interest allocation	48	1	(1,141)

Less: Non-controlling interest of subsidaries, including interests held by CSI	(1)	—	—

Net income (loss) after allocation of non-controlling interest	49	1	(1,141)

Inter-group eliminations	(3)	—	870

Total	46	1	(271)

Net income (loss) attributable to non-controlling interests	18	0	(273)
Add: Non-controlling interest of subsidaries not owned by CSI	(0)	—	—

Total non-controlling interest	18	0	(273)

The following tables summarize the statement of cash flows information relating to the Company’s non-controlling interests in Topicus, Adapt IT and Lumine:

	Three months ended June 30, 2023
	Topicus Coop	Adapt-IT	Lumine
Cash flows from (used in) operating activities	(17)	5	22
Cash flows from (used in) financing activities	62	(1)	(13)
Cash flows from (used in) investing activities	(73)	(0)	(3)

	Six months ended June 30, 2023
	Topicus Coop	Adapt-IT	Lumine
Cash flows from (used in) operating activities	170	13	37
Cash flows from (used in) financing activities	(27)	(5)	336
Cash flows from (used in) investing activities	(106)	(0)	(285)

19.	Subsequent events

On August 11, 2023 the Company declared a $1.00 per share dividend that is payable on October 11, 2023 to all common shareholders of record at close of business on September 20, 2023.

On August 3, 2023, the Company announced a rights offering (the “Rights Offering”) pursuant to which the Company intends to distribute rights (the “Rights”) that will entitle holders of common shares (“Common Shares”) of the Company (the “Shareholders”) on the applicable record date to purchase up to C$700 aggregate principal amount of unsecured subordinated floating rate debentures, Series 1 of the Company (the “Series 1 Debentures”). The Series 1 Debentures are expected to be issued as an additional tranche of, and treated as a single series with, the outstanding C$282 aggregate principal amount of Series 1 Debentures. The Rights are expected to be issued in satisfaction of a dividend to be declared by the Company on the Common Shares in the amount of one Right per Common Share.

CONSTELLATION SOFTWARE INC.

Notes to Condensed Consolidated Interim Financial Statements

(In millions of U.S. dollars, except per share amounts and as otherwise indicated)

(Due to rounding, numbers presented may not foot)

Three and six months ended June 30, 2023 and 2022

(Unaudited)

On July 17, 2023, CSI announced that its Perseus operating group has entered into a binding commitment with Intercontinental Exchange, Inc. (“ICE”) and Black Knight, Inc. to acquire Black Knight’s Optimal Blue business. Under terms of the agreement, CSI will acquire Black Knight’s Optimal Blue business for $700. The structure of the proposed transaction includes a payment by CSI of $200 in cash, with the remainder financed by a $500 promissory note issued by Constellation to Black Knight, as a subsidiary of ICE, at the closing of the transaction. Completion of this transaction is subject to the closing of ICE’s acquisition of Black Knight, the closing of CSI’s acquisition of Black Knight’s Empower loan origination system business entered into earlier this year in March, and other customary closing conditions.